                                                                        About Us
                                        investor.products@rbs.com 1-866-747-4332

Home  Products  The Market  My Markets

Home Our Products Product Details

Indian ADR Basket Capital Protected Note Add
00078UER7
[GRAPHIC OMITTED]

                                                                       PDF Print
Product Detail  Underlying Detail  Interactive Chart

Product Type

Buffered
Capital Protected Notes
Reverse Exchangeable

Asset Class

Commodities
Equities
Interest Rates
Foreign Exchange

Quick Links

Current Offerings
Recently Issued
Top Movers

Product Facts
                     Capital
Product type         Protected
Underlying           Basket
Currency             USD
Issue price          100
Issue Size (USD
000's)               575
Settlement Date      03/15/07
Principal Protection 100.00%
Maturity             03/13/12
Underlying currency  USD
Ratio                1:1
                     show more

Performance and Statistics
Daily high               101.51
Daily low                101.26
Yearly high (04/26/10)   107.83
Yearly low (02/08/10)    102.33
All Time High (04/26/10) 107.83
All Time Low (10/15/08)  89.86
Codes
CUSIP                    00078UER7

Top 5 Capital Protected

Leveraged CPI Linked
Securities With Fixed     +0.72%**
First-Year Coupon

Leveraged CPI Linked
Securities With Fixed     +0.42%**
First-Year Coupon

S and P 500 SHIELD        +0.09%**

Dow Jones Industrial      +0.07%**
Average SHIELD

RICI Agriculture (Excess) +0.06%**
Return Index PPN
Download Prospectus (2 MB)

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.
Capital Protected Notes protects your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

*If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor. You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private
Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc
("RBS plc") have each filed a registration statement (including a prospectus)
with the United States Securities and Exchange Commission (the "SEC") for the
offering of securities that are issued by RBS N.V. and guaranteed by RBS
Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of
Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings.
You may get these documents for free by visiting EDGAR on the SEC's website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888)
644-2048.

** From close of business yesterday

                                                            Terms and Conditions

                                                               Privacy Statement